                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)

                               PremiumWear, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   740909106
      -------------------------------------------------------------------
                                 (CUSIP Number)

                              Francisco A. Lorenzo
                                333 Clay Street
                                   Suite 4040
                              Houston, Texas 77002
                                 (713) 658-9594
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 March 14, 1997
     ---------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     Check the following box if a fee is being paid with this statement [  ].

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 2 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Francisco A. Lorenzo
                  (Intentionally Omitted)
------------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3)   SEC USE ONLY
-------------------------------------------------------------------------------
 4)   SOURCE OF FUNDS
 ------------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
------------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION                      United States
------------------------------------------------------------------------------
                     7)   SOLE VOTING
                          POWER
                   -----------------------------------------------------------
     NUMBER OF       8)   SHARED VOTING
      SHARES              POWER                                 184,100 shares
   BENEFICIALLY
     OWNED BY      -----------------------------------------------------------
       EACH          9)   SOLE DISPOSITIVE
    REPORTING             POWER
      PERSON
       WITH        -----------------------------------------------------------
                    10)   SHARED DISPOSITIVE
                          POWER                                 184,100 shares
------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                                  184,100 shares
------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (11) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (11)                                     7.9%
------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*                                 IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 3 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Savoy Partners, Inc.
                  (Intentionally Omitted)
------------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3)   SEC USE ONLY
-------------------------------------------------------------------------------
 4)   SOURCE OF FUNDS                                           WC
 ------------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
------------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware
------------------------------------------------------------------------------
                     7)   SOLE VOTING
                          POWER
                   -----------------------------------------------------------
     NUMBER OF       8)   SHARED VOTING
      SHARES              POWER                                 116,900 shares
   BENEFICIALLY
     OWNED BY      -----------------------------------------------------------
       EACH          9)   SOLE DISPOSITIVE
    REPORTING             POWER
      PERSON
       WITH        -----------------------------------------------------------
                    10)   SHARED DISPOSITIVE
                          POWER                                 116,900 shares
------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                                  116,900 shares
------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (11) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (11)                                     5.0%
------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*                                 CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 4 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jet Capital Corporation
                  (Intentionally Omitted)
------------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3)   SEC USE ONLY
-------------------------------------------------------------------------------
 4)   SOURCE OF FUNDS                                           WC
 ------------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
------------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware
------------------------------------------------------------------------------
                     7)   SOLE VOTING
                          POWER
                   -----------------------------------------------------------
     NUMBER OF       8)   SHARED VOTING
      SHARES              POWER                                 47,200 shares
   BENEFICIALLY
     OWNED BY      -----------------------------------------------------------
       EACH          9)   SOLE DISPOSITIVE
    REPORTING             POWER
      PERSON
       WITH        -----------------------------------------------------------
                    10)   SHARED DISPOSITIVE
                          POWER                                 47,200 shares
------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                                  47,200 shares
------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (11) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (11)                                     2.0%
------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*                                 CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 5 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust
                  (Intentionally Omitted)
------------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3)   SEC USE ONLY
-------------------------------------------------------------------------------
 4)   SOURCE OF FUNDS                                           OO
 ------------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
------------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION                      United States
------------------------------------------------------------------------------
                     7)   SOLE VOTING
                          POWER
                   -----------------------------------------------------------
     NUMBER OF       8)   SHARED VOTING
      SHARES              POWER                                 5,000 shares
   BENEFICIALLY
     OWNED BY      -----------------------------------------------------------
       EACH          9)   SOLE DISPOSITIVE
    REPORTING             POWER
      PERSON
       WITH        -----------------------------------------------------------
                    10)   SHARED DISPOSITIVE
                          POWER                                 5,000 shares
------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                                  5,000 shares
------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (11) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (11)                                     0.2%
------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*                                 OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 6 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Francisco A. Lorenzo, As Custodian for Mercedes Ana Lorenzo
                    (Intentionally Omitted)
------------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3)   SEC USE ONLY
-------------------------------------------------------------------------------
 4)   SOURCE OF FUNDS                                           OO
 ------------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
------------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION                      United States
------------------------------------------------------------------------------
                     7)   SOLE VOTING
                          POWER
                   -----------------------------------------------------------
     NUMBER OF       8)   SHARED VOTING
      SHARES              POWER                                 5,000 shares
   BENEFICIALLY
     OWNED BY      -----------------------------------------------------------
       EACH          9)   SOLE DISPOSITIVE
    REPORTING             POWER
      PERSON
       WITH        -----------------------------------------------------------
                    10)   SHARED DISPOSITIVE
                          POWER                                 5,000 shares
------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                                  5,000 shares
------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (11) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (11)                                     0.2%
------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*                                 IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 7 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Francisco A. Lorenzo, As Custodian for Carolina Grace Lorenzo
                     (Intentionally Omitted)
------------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3)   SEC USE ONLY
-------------------------------------------------------------------------------
 4)   SOURCE OF FUNDS                                           OO
 ------------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
------------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION                      United States
------------------------------------------------------------------------------
                     7)   SOLE VOTING
                          POWER
                   -----------------------------------------------------------
     NUMBER OF       8)   SHARED VOTING
      SHARES              POWER                                 5,000 shares
   BENEFICIALLY
     OWNED BY      -----------------------------------------------------------
       EACH          9)   SOLE DISPOSITIVE
    REPORTING             POWER
      PERSON
       WITH        -----------------------------------------------------------
                    10)   SHARED DISPOSITIVE
                          POWER                                 5,000 shares
------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                                  5,000 shares
------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (11) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (11)                                     0.2%
------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*                                 IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 8 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo
                  (Intentionally Omitted)
------------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3)   SEC USE ONLY
-------------------------------------------------------------------------------
 4)   SOURCE OF FUNDS                                           OO
 ------------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
------------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION                      United States
------------------------------------------------------------------------------
                     7)   SOLE VOTING
                          POWER
                   -----------------------------------------------------------
     NUMBER OF       8)   SHARED VOTING
      SHARES              POWER                                 5,000 shares
   BENEFICIALLY
     OWNED BY      -----------------------------------------------------------
       EACH          9)   SOLE DISPOSITIVE
    REPORTING             POWER
      PERSON
       WITH        -----------------------------------------------------------
                    10)   SHARED DISPOSITIVE
                          POWER                                 5,000 shares
------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                                  5,000 shares
------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (11) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (11)                                     0.2%
------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*                                 IN
------------------------------------------------------------------------------

                                                             PAGE 9 OF 13 PAGES
                                                             -------------------


     This Amendment No. 2 amends the Schedule 13D filed on January 15, 1996 (the "Schedule 13D"), as amended, on behalf of Francisco A. Lorenzo, Savoy Partners, Inc., Jet Capital Corporation, Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, Francisco A. Lorenzo, As Custodian for Mercedes Ana Lorenzo, Francisco A. Lorenzo, As Custodian for Carolina Grace Lorenzo and Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo (collectively, the "Reporting Persons"), with respect to the Common Stock, par value $0.01 per share, of PremiumWear, Inc. (formerly known as Munsingwear, Inc.). Items not included in this Amendment are either not amended or not applicable. All capitalized terms used herein and not otherwise defined herein have the meaning ascribed to such terms in the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     The Response to Item 3 is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

     The source and amount of funds (excluding commissions) used by the Reporting Persons to purchase the shares of Common Stock reported in Item 5 below were as follows:


Name                                      Source of Funds      Amount
----                                      ---------------     --------

Savoy Partners, Inc.                      Working Capital     $838,237

Jet Capital Corporation                   Working Capital     $377,333

Trust for Benefit of Nicole
Patricia Lorenzo - 1992 Trust             Trust Funds         $ 40,000

Francisco A. Lorenzo, As Custodian
for Mercedes Ana Lorenzo                  Custodial Funds     $ 38,875

Francisco A. Lorenzo, As Custodian
for Carolina Grace Lorenzo                Custodial Funds     $ 38,875

Francisco A. Lorenzo, As Custodian
for Timon Francis Lorenzo                 Custodial Funds     $ 39,662


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     The Response to Item 5(a) and (b) is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

                                                             PAGE 10 OF 13 PAGES
                                                             -------------------

     (a) and (b) The aggregate number of shares and percentage of the outstanding shares of Common Stock (based on the number of shares reported by the Issuer to be outstanding at February 19, 1997) owned by each of the Reporting Persons is as follows:



Name                                   Number of Shares   Percentage
----                                  ------------------  -----------

Savoy Partners, Inc.                  116,900 shares (1)     5.0% (1)

Jet Capital Corporation               47,200 shares (1)      2.0% (1)

Trust for Benefit of Nicole
Patricia Lorenzo - 1992 Trust         5,000 shares (1)       0.2% (1)

Francisco A. Lorenzo, As Custodian
for Mercedes Ana Lorenzo              5,000 shares           0.2%

Francisco A. Lorenzo, As Custodian
for Carolina Grace Lorenzo            5,000 shares           0.2%

Francisco A. Lorenzo, As Custodian
for Timon Francis Lorenzo             5,000 shares           0.2%


(1) Francisco A. Lorenzo shares voting and dispositive power with respect to the shares of Common Stock owned by Savoy Partners, Inc., Jet Capital Corporation and the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust. Accordingly, Mr. Lorenzo may be deemed to be the beneficial owner of all of the 184,100 shares owned by the Reporting Persons, representing 7.9% of the outstanding shares of Common Stock. Schedule B annexed hereto and incorporated herein by reference sets forth certain information as to the person with whom Mr. Lorenzo shares voting or dispositive power with respect to the shares of Common Stock owned by the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust. Except as set forth above, neither any Reporting Person nor (to the knowledge of the Reporting Persons) any person referred to on Schedule B beneficially owns any shares of Common Stock.

     (c) The Response to Item 5(c) is hereby amended by adding the following thereto.

     Certain information concerning the transactions in the Common Stock effected since January 14, 1997 (60 days prior to March 14, 1997) by the Reporting Persons is as follows:

                                                             PAGE 11 OF 13 PAGES
                                                             -------------------


                                        Number    Purchase    Price
     Name                  Date        of Shares  or Sale   per Share
     ----                --------      ---------  --------  ---------

Savoy Partners, Inc.     02/13/97        2,200    Purchase     8.875
Savoy Partners, Inc.     02/21/97        7,800    Purchase     8.875
Savoy Partners, Inc.     02/24/97        5,000    Purchase     8.750
Savoy Partners, Inc.     03/03/97        2,500    Purchase     8.625
Savoy Partners, Inc.     03/13/97       10,000    Purchase     3.375
Savoy Partners, Inc.     03/14/97        9,500    Purchase     3.250
Savoy Partners, Inc.     03/17/97        1,500    Purchase     3.125


All of such transactions were effected on the New York Stock Exchange.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the profits from the sale of, the shares of Common Stock owned by the Reporting Persons.


SCHEDULE B.

     Schedule B attached to the Schedule 13D is hereby amended by deleting the first paragraph thereof and inserting the following in lieu thereof.

     Philip L. Vest is Vice President and Director of each of Savoy Partners, Inc. and Jet Capital Corporation. Mr. Vest, whose principal occupation is Managing Director of Savoy Capital, Inc., is a U.S. citizen, and his address is 333 Clay Street, Suite 4040, Houston, Texas 77002.

                                                             PAGE 12 OF 13 PAGES
                                                             -------------------


                                   SIGNATURES

     After reasonable inquiry and to the best knowledge of each person or entity set forth below, each such person or entity certifies that the information set forth in this Statement is true, complete, and correct.


Dated:  March 25, 1997

/s/ Francisco A. Lorenzo
-----------------------------
    Francisco A. Lorenzo


SAVOY PARTNERS, INC.


By /s/ Francisco A. Lorenzo
  ----------------------------
     Francisco A. Lorenzo
     President


JET CAPITAL CORPORATION


By /s/ Francisco A. Lorenzo
  ----------------------------
     Francisco A. Lorenzo
     President


TRUST FOR BENEFIT OF NICOLE
PATRICIA LORENZO - 1992 TRUST


By /s/ Francisco A. Lorenzo
  ----------------------------
     Francisco A. Lorenzo
     Trustee

                                                             PAGE 13 OF 13 PAGES
                                                             -------------------


FRANCISCO A. LORENZO, AS CUSTODIAN
FOR MERCEDES ANA LORENZO


By /s/ Francisco A. Lorenzo
  ----------------------------
     Francisco A. Lorenzo


FRANCISCO A. LORENZO, AS CUSTODIAN
FOR CAROLINA GRACE LORENZO


By /s/ Francisco A. Lorenzo
  ----------------------------
     Francisco A. Lorenzo



FRANCISCO A. LORENZO, AS CUSTODIAN
FOR TIMON FRANCIS LORENZO


By /s/ Francisco A. Lorenzo
  ----------------------------
     Francisco A. Lorenzo